UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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PETROHUNTER ENERGY CORPORATION
(Name of Registrant As Specified in its Charter)
___________________________________________________
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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PETROHUNTER ENERGY CORPORATION
1600 Stout Street, Suite 2000
Denver, Colorado 80202

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To the holders of Common Stock of PetroHunter Energy Corporation:

The annual meeting (the “Annual Meeting”) of stockholders of PetroHunter Energy Corporation (the “Company”) will be held at the Courtyard Denver Downtown, 934 – 16th Street, Denver, Colorado 80202, on Monday, April 7, 2008, at 9:00 a.m., Mountain Time, to consider and vote on:

(1)            The election of five directors to the Company’s Board of Directors; and

(2)	Such other business as may properly come before the Annual Meeting and at any adjournments thereof.

Only holders of record of the Company’s common stock at the close of business on January 22, 2008 are entitled to notice of and to vote at the Annual Meeting or any adjournments thereof.

Even if you now expect to attend the Annual Meeting, you are requested to mark, sign, date, and return the accompanying proxy in the enclosed addressed, postage-paid envelope.  If you attend the Annual Meeting, you may vote in person, whether or not you have sent in your proxy.  A proxy may be revoked at any time prior to the voting thereof.

By Order of the Board of Directors

/s/ David E. Brody
David E. Brody, Corporate Secretary

Denver, Colorado
January 28, 2008

PETROHUNTER ENERGY CORPORATION
1600 Stout Street, Suite 2000
Denver, Colorado 80202

PROXY STATEMENT
January 28, 2008

This Proxy Statement is furnished to the stockholders of PetroHunter Energy Corporation (the “Company”) in connection with the solicitation on behalf of the Board of Directors (the “Board”) of proxies for use at the annual meeting of stockholders (the “Annual Meeting”) to be held at the Courtyard Denver Downtown, 934 – 16th Street, Denver, Colorado 80202, on Monday, April 7, 2008, at 9:00 a.m., and at any adjournments thereof.

This Proxy Statement and the enclosed form of proxy are first being mailed to stockholders on or about February 5, 2008, and the cost of soliciting proxies in the enclosed form will be borne by the Company.  In addition to the use of the mails, proxies may be solicited by personal interview, telephone, facsimile and electronic means.  Banks, brokerage houses and other nominees or fiduciaries have been requested to forward the soliciting material to their principals and to obtain authorization for the execution of proxies, and the Company will, upon request, reimburse them for their expenses in so acting.

VOTING

Who Can Vote

Only stockholders of record as of the close of business on January 22, 2008 are entitled to notice of and to vote at the Annual Meeting or at any adjournments thereof.  On January 22, 2008, the Company had outstanding 319,109,507 shares of common stock, $0.001 par value per share (the “Common Stock”).  Each share of Common Stock you own entitles you to one vote on each matter to be voted on at the Annual Meeting.

How You Can Vote

You may vote your shares in person by attending the Annual Meeting or you may vote by completing, signing, dating and mailing the enclosed proxy card in the envelope provided.  If you return your signed proxy card before the Annual Meeting, the named proxy will vote your shares as you direct.  If you send in your proxy card, but do not specify how you want to vote your shares, your shares will be voted (i) FOR the election of all nominees for director as described under “Election of Directors”; and (ii) in the discretion of the persons named in the enclosed proxy, on any other matters that may properly come before the Annual Meeting.

You May Revoke or Change Your Vote

You may revoke the enclosed proxy at any time prior to its exercise by filing with the Secretary of the Company a written revocation or a duly executed proxy bearing a later date.  A stockholder who votes in person at the Annual Meeting in a manner inconsistent with a proxy previously filed on the stockholder’s behalf will be deemed to have revoked such proxy as it relates to the matter voted upon in person.  Attendance at the Annual Meeting will not in and of itself constitute a revocation of a proxy.

PetroHunter Energy Corporation Proxy Statement – Page 1

PROPOSAL ONE - ELECTION OF DIRECTORS

The Company’s Bylaws authorize the Board to determine from time to time by resolution the number of directors.  The Board has fixed the number of directors to be elected at the Annual Meeting at five, and proxies cannot be voted for a greater number of persons.  Unless authority is withheld, the persons named in the enclosed proxy will vote the shares represented by the proxies received for the election of the five nominees named below to each serve until the next Annual Meeting and thereafter until his successor is duly elected and qualified, or until his earlier death, resignation or removal.

NOMINEES:
Charles B. Crowell
Carmen J. Lotito
Martin B. Oring
Matthew R. Silverman
Dr. Anthony K. Yeats

If any nominee should decline or be unable to serve for any reason, votes will instead be cast for a substitute nominee designated by the Board.  The Board has no reason to believe that any nominee will decline to be a candidate or, if elected, will be unable or unwilling to serve.  The Company’s directors are elected by a plurality vote.

Information About Directors

The following sets forth certain information about the nominees for director of the Company.

•
Charles B. Crowell, age 64, was appointed to serve as our Chairman of the Board and Chief Executive Officer in July 2007.  Mr. Crowell has served as a director of the Company since February 2007 and was a member and chairman of the Audit and Compensation Committees.  In addition to his service to the Company, Mr. Crowell has been a practicing attorney and an officer and consultant to oil and gas companies for 38 years.  Mr. Crowell has held executive positions at several public and private companies, including manager and principal of Enigma Energy Company, LLC, Dallas, Texas, and Executive Vice President of Administration of Triton Energy Corporation.  In addition to his services as a director of the Company, Mr. Crowell has also served and continues to serve as a director in several other public companies, including PetroHunter Energy, Inc., Denver Colorado (2002-present) and Vice Chairman of the Board (2003-present); Comanche Energy, Inc., Tulsa, Oklahoma (1999-2000); Arakis Energy Corporation, Calgary, Alberta, Canada (1997-1998); Aero Services International, Inc., Newtown, Pennsylvania (1989-1993) (Chairman of the Board 8/90-12/92); and Triton Europe, plc., The Hague, The Netherlands (1989-1993).  Mr. Crowell holds a BA degree from John Hopkins and a JD from University of Arkansas.  He was admitted to the practice of law in Texas in 1974.

•
Carmen J. Lotito, age 63, has been a director of the Company since May 2006 and the Executive Vice President – Business Development since October 2007.  He previously served as the Executive Vice President, Chief Financial Officer, Treasurer, and Secretary of the Company at various times from May 2006 to October 2007.  Mr. Lotito is also the Executive Vice President – Business Development of PetroHunter Operating Company.  Mr. Lotito has been a director and chairman of the audit and compensation committees of Gasco Energy, Inc. since April 2001, and was a director of Galaxy Energy Corporation from November 2002 to August 2006.  He served as chief financial officer and treasurer of Galaxy Energy Corporation from November 2002 to July 2005, and as executive vice president from August 2004 to July 2005.  Both PetroHunter Energy and Galaxy Energy are subject to the reporting requirements of the Securities Exchange

PetroHunter Energy Corporation Proxy Statement – Page 2

Act of 1934.  Mr. Lotito served as vice president, chief financial officer, and director of Coriko Corporation, a private business development company, from November 2000 to August 2002.  Prior to joining Coriko, Mr. Lotito was self-employed as a financial consultant.  Mr. Lotito holds a B.S. degree in accounting from the University of Southern California.

•
Martin B. Oring, age 62, became a director in July 2007.  Mr. Oring is an executive in the financial services and energy industries.  Prior to forming his current business in 2001, Wealth Preservation, LLC, he had extensive experience as a member of management in several companies, including Prudential Securities (Managing Director of Executive Services), Chase Manhattan Corporation (Manager of Capital Planning), and Mobil Corporation (Manager, Capital Markets & Investment Banking).  He has served and will continue to serve as a director of Parallel Petroleum Corporation, located in Midland, Texas.  Mr. Oring received a B.S. degree in mechanical engineering from the Carnegie Institute of Technology in 1966 and an M.B.A. degree from in production management, finance and marketing from Columbia University in 1968.  Mr. Oring chairs the audit, compensation and nominating committees of our board of directors and is a qualified financial expert.

•
Matthew R. Silverman, age 54, became a director in February 2007.  Mr. Silverman is Exploration Manager with Robert L. Bayless, Producer LLC, an oil and gas company that is active in the central and southern Rocky Mountain regions.  Such projects have included exploration for conventional oil and natural gas, tight gas, and coalbed methane development in several basins.  Mr. Silverman directs Bayless's geology and land departments in its Denver offices.  From 1989 to 2000, he was employed by Gustavson Associates, Inc., an international oil and gas consulting group, where he was responsible for technical evaluation and capital formation for exploration and production opportunities around the world.  His work included appraising oil and gas assets (producing and exploratory), preparing on-site oil and gas field feasibility studies, and business development.  Mr. Silverman was previously employed by TOTAL Minatome and its predecessors, CSX Oil & Gas and Texas Gas Exploration, from 1982 to 1989 in Denver, Colorado, and by Evans Energy from 1976 to 1982.  He received an A.B. degree from Brown University in 1975 and an M.S. degree in Geological Sciences from the University of Colorado in 1983.  Mr. Silverman is a Certified Petroleum Geologist.

•
Dr. Anthony K. Yeats, age 61, became a director in February 2006.  Dr. Yeats has participated in the development of numerous exploration ventures in oil and gas opportunities around the world.  His career has included the role of Chief Geologist, Geophysicist and Team Leader for Royal Dutch Shell in the Middle East, Africa and the Far East, Exploration Coordinator for BP’s Global Basin Group, and Chief Geologist for a number of regional acquisitions undertaken by British Petroleum at a variety of locations throughout the Middle East, Africa, Canada and Europe.  Before joining the Company, in 1999 Dr. Yeats started Cambridge Earth Sciences Limited, which provides private research and consulting services for companies engaging in geology and exploration management, which Dr. Yeats continues to run.  Prior to 1999, Dr. Yeats was Co-coordinator for World Wide New Ventures for Total in Paris and finally Exploration Manager for Total in the Former Soviet Union where he managed teams undertaking hydrocarbon exploration in Kazakhstan, Azerbaijan, and Russia.  In this post he was responsible for the generation of new ventures, including the acquisition of already existing discoveries.  Over the years he has developed extensive contacts with the financial community in Edinburgh and London, which specialize in the raising of capital for oil and gas ventures particularly from UK, French, Canadian and Middle East sources.

PetroHunter Energy Corporation Proxy Statement – Page 3

Director Independence Determinations

The Board has evaluated the independence of the members of the Board under the independence standards promulgated in the Nasdaq listing standards.  In conducting this evaluation, the Board considered transactions and relationships between each director nominee or his immediate family and the Company to determine whether any such transactions or relationships were material and, therefore, inconsistent with a determination that each such director nominee is independent.  Based upon that evaluation, the Board determined that Dr. Yeats and Messrs. Oring and Silverman have no material relationship with the Company and, thus, are independent.

Board Meetings and Committees

During the fiscal year ended September 30, 2007, the Board held 6 meetings.  Each director participated in at least 75% of the aggregate total number of meetings held by the Board and all committees of which he was a member that were held during the period in which he served.

The Board has an Audit Committee, Nominating Committee, and Compensation Committee.  All of the members of these committees are non-employee, independent directors in accordance with the Nasdaq listing standards.

The Company does not maintain a formal policy regarding the Board’s attendance at annual stockholder meetings.  This is the Company’s first formal Annual Stockholders’ Meeting.

Audit Committee

The current members of the Audit Committee are Martin B. Oring (Chairman), Matthew R. Silverman and Dr. Anthony K. Yeats.  The Board has determined that Mr. Oring is the audit committee financial expert, as defined by the Securities and Exchange Commission (“SEC”) rules and has accounting or related financial management expertise under the Nasdaq rules.  All of the members of the Audit Committee are independent under the SEC rules pertaining to audit committee members.  The Audit Committee met 10 times during the fiscal year ended September 30, 2007.  The Audit Committee adopted an Audit Committee Charter.  The Audit Committee is responsible for (i) making recommendations to the Board concerning the engagement of the Company’s independent public accountants, (ii) consulting with the independent public accountants with regard to the audit plan, (iii) consulting with the Company’s principal financial and accounting officers on any matter the Audit Committee or the principal financial and accounting officers deem appropriate in connection with carrying out the audit, (iv) reviewing the results of audits of the Company by its independent public accountants, (v) reviewing all material related party transactions and all other potential conflict of interest situations, (vi) discussing audit recommendations with management and reporting the results of its reviews to the Board and (vii) performing such other functions as may be prescribed by the Board.  The Audit Committee Charter may be found on our website, at www.PetroHunter.com.

Nominating Committee

The Nominating Committee was formed in December 2007.  The current members of the Nominating Committee are Martin B. Oring (Chairman), Matthew R. Silverman and Dr. Anthony K. Yeats.  The Nominating Committee is responsible for (i) making recommendations to the Board about appropriate composition of the Board and its committees, (ii) evaluating potential director nominees and making recommendations to the Board regarding those director nominees that may be considered for election to the Board at the Annual Meeting, (iii) advising the Board on corporate governance practices and policies, (iv) overseeing the evaluation of the Board and management of the Company, (v) making

PetroHunter Energy Corporation Proxy Statement – Page 4

recommendations to the Board regarding succession planning, and (vi) performing such other functions as may be prescribed by the Board.  The Nominating Committee Charter may be found on our website, at www.PetroHunter.com.

The Board’s current criteria for selecting new directors do not include specific minimum qualifications, but include criteria relating to a candidate’s business experience and accomplishments, lack of conflicts of interest, ability to commit the time to serve effectively, personal characteristics, the Board’s needs for diversity of backgrounds and skills, and other pertinent considerations.  The Nominating Committee periodically reviews the appropriate skills, experience, perspectives and characteristics required of Board members or candidates in the context of the perceived needs of the Board at the time.

The Committee will consider suggestions for potential director nominees from many sources, including members of the Board, management, advisors and stockholders.  All of the nominees for director recommended for election by the stockholders at the 2008 Annual Meeting are current members of the Board.  The Committee will consider nominees recommended by stockholders in the same manner as other candidates.  Nominations of candidates for election to the Board may be made by any stockholder entitled to vote at a meeting of stockholders called for the election of directors.  Stockholder recommendations for director nominees must be submitted in writing to Chairman, Nominating Committee, PetroHunter Energy Corporation, 1600 Stout Street, Suite 2000, Denver, Colorado 80202 by the deadline for stockholder proposals referred to at the end of this proxy statement.  Unsolicited recommendations must contain all of the information that would be required in a proxy statement soliciting proxies for the election of the candidate as a director, a description of all direct and indirect arrangements or understandings between the recommending stockholder and the candidate, all other companies to which the candidate is being recommended as a nominee for director, and a signed consent of the candidate to cooperate with reasonable background checks and personal interviews, and to serve as a director of the Company, if elected.

Compensation Committee

The current members of the Compensation Committee are Martin B. Oring (Chairman), Matthew R. Silverman and Dr. Anthony K. Yeats.  The Compensation Committee met 4 times during the fiscal year ended September 30, 2007.  The Compensation Committee administers the Company’s stock option plans, makes decisions concerning salaries and incentive compensation for the Company’s executive officers, and performs such other functions as may be prescribed by the Board.  The Compensation Committee Charter may be found on our website, at www.PetroHunter.com

Compensation Committee Interlocks and Insider Participation

None of members of the Compensation Committee is or was an officer of the company or any of its subsidiaries at any time now or in the past.

Code of Ethics

We have adopted a Code of Conduct and Standard of Ethics that applies to our principal executive officer, principal financial officer, principal accounting officer, and persons performing similar functions.  The text of this code is posted on our Internet website at www.PetroHunter.com.  In the event that an amendment to, or a waiver from, a provision of this code is necessary, we intend to post such information on its website.

PetroHunter Energy Corporation Proxy Statement – Page 5

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires our officers, directors, and persons who beneficially own more than 10% of our common stock to file reports of securities ownership and changes in such ownership with the Securities and Exchange Commission (“SEC”).  Officers, directors and greater than 10% beneficial owners are also required by rules promulgated by the SEC to furnish us with copies of all Section 16(a) forms they file.

Based solely upon a review of the copies of such forms furnished to us, or written representations that no Form 5 filings were required, we believe that during the fiscal year ended September 30, 2007, there was compliance with all Section 16(a) filing requirements applicable to our officers, directors and greater than 10% beneficial owners, except for the following:  Marc A. Bruner filed a Form 4 dated 5/1/07 on 5/14/07 and a Form 4 dated 5/21/07 on 7/17/07; MAB Resources LLC filed a Form 4 dated 5/1/07 on 5/14/07 and a Form 4 dated 5/21/07 on 5/17/07; and Martin B. Oring filed a Form 3 dated 7/5/07 on 9/24/07.

Communications to the Board of Directors

Our board of directors maintains a process for stockholders and interested parties to communicate with the board.  Stockholders may write to the board c/o Corporate Secretary, PetroHunter Energy Corporation, 1600 Stout Street, Suite 2000, Denver, Colorado 80202.  Communications addressed to individual board members and clearly marked as stockholder communications will be forwarded by the Corporate Secretary unopened to the individual addressees.  Any communications addressed to the board of directors and clearly marked as stockholder communications will be forwarded by the Corporate Secretary unopened to the Nominating Committee.

Recommendation of the Board

THE BOARD RECOMMENDS A VOTE “FOR” THE NOMINEES LISTED ABOVE.

PRINCIPAL STOCKHOLDERS

The following table indicates the beneficial ownership, as of January 22, 2008, of the Company’s Common Stock by (i) each director and director nominee, (ii) each Named Officer disclosed under the “Summary Compensation Table,” (iii) each person known by the Company to own more than 5% of the outstanding shares of the Company’s Common Stock, and (iv) all directors and executive officers of the Company as a group.  Except as otherwise indicated below, all shares indicated as beneficially owned are held with sole voting and investment power.

Name and Address of Beneficial Owner (1)	Amount and Nature of Beneficial Ownership	Percent of Class (2)
Marc A. Bruner 29 Blauenweg Metzerlen, Switzerland 4116	189,800,000 (3)	53.8%
MAB Resources LLC 1875 Lawrence Street, Suite 1400 Denver, CO 80202	187,800,000 (4)	53.2%

PetroHunter Energy Corporation Proxy Statement – Page 6

Name and Address of Beneficial Owner (1)	Amount and Nature of Beneficial Ownership	Percent of Class (2)
Nobu Ventures, Inc. Austrasse 15 Vaduz 9490, Switzerland	30,000,000	9.4%
Global Project Finance AG Sunnaerai 1 Sachsein 6072, Switzerland	19,320,400 (5)	5.8%
Martin B. Oring	3,808,334 (6)	1.2%
Charles B. Crowell	3,450,000 (7)	1.1%
David E. Brody	2,503,334 (8)	0.8%
Carmen J. Lotito	2,050,000 (9)	0.6%
Thomas S. Ahlbrandt	600,000 (10)	0.2%
Jim Bob Byrd	580,000 (11)	0.2%
Matthew R. Silverman	550,000 (12)	0.2%
Lyle R. Nelson	543,000 (13)	0.2%
Anthony K. Yeats	360,000 (14)	0.1%
Kyle WhiteJohnson	170,000 (15)	0.1%
Lori Rappucci	120,000 (16)	(17)
All officers and directors as a group (11 persons)	14,734,668 (18)	4.4%
_____________
(1)
To our knowledge, except as set forth in the footnotes to this table and subject to applicable community property laws, each person named in the table has sole voting and investment power with respect to the shares set forth opposite such person’s name.

(2)
This table is based on 319,109,507 shares of Common Stock outstanding as of January 22, 2008. If a person listed on this table has the right to obtain additional shares of Common Stock within sixty (60) days from January 22, 2008, the additional shares are deemed to be outstanding for the purpose of computing the percentage of class owned by such person, but are not deemed to be outstanding for the purpose of computing the percentage of any other person.

(3)
Included in Mr. Bruner’s share ownership are 154,000,000 shares owned of record by MAB Resources LLC and 2,000,000 shares owned of record by BioFibre Technology International, Inc.  Mr. Bruner is a control person of both these entities.  Also included in Mr. Bruner’s share ownership are 33,800,000 shares issuable upon exercise of vested stock options and warrants held by MAB Resources LLC.

(4)	Includes 1,800,000 shares issuable upon exercise of vested stock options and 32,000,000 shares issuable upon exercise of warrants.

(5)	Includes 16,600,000 shares issuable upon exercise of warrants held by Global Project Finance AG.

(6)	Includes 475,000 shares issuable upon exercise of vested stock options, 1,666,667 shares issuable upon conversion of debentures and 1,666,667 shares issuable upon exercise of warrants.

(7)	Includes 1,450,000 shares issuable upon exercise of vested stock options, 1,000,000 shares issuable upon conversion of debentures and 1,000,000 shares issuable upon exercise of warrants.

PetroHunter Energy Corporation Proxy Statement – Page 7

(8)	Includes 970,000 shares issuable upon exercise of vested stock options, 666,667 shares issuable upon conversion of debentures and 666,667 shares issuable upon exercise of warrants.

(9)	Includes 200,000 shares held of record by Mr. Lotito’s wife and 1,850,000 shares issuable upon exercise of vested stock options.

(10)	Includes 600,000 shares issuable upon exercise of vested stock options.

(11)	Includes 175,000 shares held jointly with Mr. Byrd’s wife and 405,000 shares issuable upon exercise of vested stock options.

(12)	Includes 350,000 shares issuable upon exercise of vested stock options.

(13)	Includes 503,000 shares issuable upon exercise of vested stock options.

(14)	Includes 360,000 shares issuable upon exercise of vested stock options.

(15)	Includes 170,000 shares issuable upon exercise of vested stock options.

(16)	Includes 120,000 shares issuable upon exercise of vested stock options.

(17)          Less than 0.1%

(18)	Includes 7,253,000 shares issuable upon exercise vested stock options, 3,333,334 shares issuable upon conversion of debentures, and 3,333,334 shares issuable upon exercise of warrants.

EXECUTIVE OFFICERS OF THE COMPANY

The names, ages and titles of the Company’s executive officers are listed below, along with a description of their business experience during the last five years.  Information regarding Charles B. Crowell and Carmen J. Lotito is set forth above under “Proposal One: Election of Directors -- Information about Directors.”

Name	Age	Position
Charles B. Crowell	64	Chairman of the Board and Chief Executive Officer
Carmen J. Lotito	63	Executive Vice President – Business Development
Lori Rappucci	46	Vice President and Chief Financial Officer
David E. Brody	59	Vice President, General Counsel and Secretary
Thomas S. Ahlbrandt	59	Vice President of Exploration and Chief Geologist
Lyle R. Nelson	60	Vice President of Operations and Production
Jim Bob Byrd	48	Vice President of Land and Business Development
Kyle L. WhiteJohnson	50	Vice President of Administration and Assistant Secretary

Lori Rappucci became our Vice President and Chief Financial Officer effective October 15, 2007.  Immediately prior to joining the registrant, Ms. Rappucci had been self-employed as a consultant, providing financial reporting and accounting services mostly to large Denver-based oil and gas companies, since July 2001.  Prior to moving to the Denver area, Ms. Rappucci held positions with oil and gas, energy and chemical companies in Houston, Texas.  Her responsibilities included SEC reporting, technical accounting and controllership.  Ms. Rappucci began her career with Arthur Andersen LLP in Philadelphia as an auditor in 1992.  She has a B.S. degree in accounting from the Pennsylvania State University and is a member of the American Institute of Certified Public Accountants and the Colorado Society of Certified Public Accountants.

PetroHunter Energy Corporation Proxy Statement – Page 8

David E. Brody became our Vice President, General Counsel and Secretary in September 2006.  Mr. Brody is also a partner in the law firm of Patton Boggs LLP, where he has represented the Company since its inception, and where his practice since 1999 focused on complex transactions and litigation involving oil and gas matters domestically and internationally.   Mr. Brody has extensive experience representing oil and gas clients which operate in Europe, Australia, and other countries throughout the world.  This work includes all aspects of oil and natural gas production, operations, gas gathering, transportation and sales.  Prior to joining Patton Boggs, Mr. Brody worked for Amoco Corporation (now BP), where he focused on acquisitions and divestments and other transactions, and managed extensive major litigation.  He also served as general counsel for an Amoco subsidiary, and was a member of various management teams with Amoco.  Mr. Brody received his B.S. from University of Colorado and is a graduate of the American University Washington College of Law.   He has presented numerous papers and written articles on various oil industry subjects, and has written three books.   He was recognized on the inaugural list of Colorado Super Lawyers, 2006, and Colorado Super Lawyers, 2007.  Mr. Brody is a member of several professional associations, including:  Association of International Petroleum Negotiators, Independent Petroleum Association of Mountain States, Rocky Mountain Mineral Law Foundation, Colorado Oil and Gas Association, Colorado Bar Association and American Bar Association.

Thomas S. Ahlbrandt has been our Vice President of Exploration and Chief Geologist since June 2006.  He briefly assumed the role of Chairman of the Board and Chief Executive Officer from February 7, 2007 to July 2, 2007.  From August 1988 to June 2006, he served in various capacities with the U.S. Geological Survey, including serving as project chief for the World Energy Project, which produced the USGS World Petroleum Assessment 2000.  He currently serves as the Vice Chairman for the United Nations Committee (UNECE), Ad Hoc Group of Experts on the Supply of Fossil Fuels.  He has had many years of industry experience, dating back to 1966.  Dr. Ahlbrandt also served on the Executive Committee of the American Association of Petroleum Geologists (AAPG) as Chairman of the House of Delegates from 1995 to 1996.  He has received numerous awards including distinguished Lecturer of the AAPG, the Distinguished Service Award from AAPG, Outstanding Scientist from the Rocky Mountain Association of Geologists, Distinguished Alumnus of the University of Wyoming and Meritorious Service Award from the Department of the Interior.  He received his B.A. and Ph.D. in geology from the University of Wyoming.

Lyle R. Nelson became our Vice President of Operations and Production in July 2006.  Prior to joining the company in July 2006, Mr. Nelson served as Senior Project Manager for Integrated Solutions Group of Halliburton where he worked since September 1998. He was Vice President and Operations Manager of Nescor Energy and Vice President of Petroleum Engineering for Micro-Bac International, Inc. Mr. Nelson has been Manager and Owner of Williston Basin Consulting, Inc and has worked with Amerado Hess Corporation and Texaco, Inc. Mr. Nelson has more than 30 years of experience drilling wells throughout the United States and abroad, including Hungary, Canada, Iraq, Russia, Mexico and Mongolia. He holds a B.S. in civil engineering from South Dakota State University and a B.S. in mathematics from Dakota State College. He has been a registered Professional Petroleum Engineer since 1983.

Jim Bob Byrd became our Vice President of Land and Business Development in February 2007.  Mr. Byrd has more than twenty years experience in acquiring, managing and developing oil and gas assets as a land professional.  Prior to joining the company in August 2006, Mr. Byrd was the Manager of Business Development and Senior Landman for Black Hills Exploration and Production, Inc. where he was the primary liaison for business development and responsible for significant corporate growth through numerous acquisitions in the Piceance and San Juan Basins. Mr. Byrd began his corporate career at Meridian Oil Inc. in 1985 working major basins in the Rocky Mountains, and later major assets in the Gulf Coast and Mid-Continent regions. From 1995 to 2005, he was a land and business development consultant to various oil and gas companies, including Burlington Resources Oil & Gas Co., Alberta Energy Co./Encana Oil & Gas (USA) Inc., KCS Mountain Resources, Inc., Vessels Oil & Gas Co., and

PetroHunter Energy Corporation Proxy Statement – Page 9

Coronado Oil Co. Mr. Byrd is an active member of several professional land organizations and an alumnus of Baylor University.

Kyle L. WhiteJohnson became our Vice President of Administration and Assistant Secretary in September 2006.  Mrs. Johnson brings nearly thirty years of corporate and legal experience to her role.  Before joining the company in September 2006, Mrs. Johnson served as Director of Legal & Shareholder Services for a Nasdaq-listed company and as Director of Legal Compliance for a private holding company that incubated publicly traded Real Estate Investment Trusts (REITs) through syndication and conversion to the NYSE. Mrs. Johnson has executed initial and secondary public offerings, conversions, equity, debt, mergers and acquisitions, securitization, and other financing transactions in various industries.  She has worked closely with Boards of Directors and has assisted the related Audit and Compensation Committees with complex corporate governance and regulatory compliance matters.  Mrs. Johnson has coordinated with corporate human resources and accounting teams to design, implement, and remediate internal controls and procedures in response to newly imposed Sarbanes Oxley legislation.  Mrs. Johnson is an alumnus of the University of Florida has been an active member of several professional associations since 2001, including:  National Association of Stock Plan Professionals, Society of Corporate Secretaries and Governance Professionals, National Center for Employee Ownership, and is an associate member of the American Bar Association.

COMPENSATION DISCUSSION AND ANALYSIS

We believe that the skill and dedication of our executive officers and other management personnel are critical factors affecting our long-term success in meeting our objectives and fostering growth and profitability. In support of this, compensation programs have been designed to attract and retain a high level of talented leadership, to reward performance in accordance with results, to provide an incentive for future performance and to align PetroHunter executives’ long-term interests with those of the shareholders.

Our executive and key management compensation is comprised of three major components: (i) base salary adjusted annually by the Compensation Committee, (ii) cash incentive bonuses awarded based on individual performance and the performance of PetroHunter, and (iii) stock option grants awarded based on individual performance and the performance of PetroHunter. The compensation mix of cash and stock options grants for the CEO is similar to that of other executive officers of PetroHunter.

The Compensation Committee was established by the Board of Directors of PetroHunter for the following purposes:

•	to assist the Board in its responsibility relating to fair and competitive compensation of key employees of PetroHunter;
•
to assure that key employees, which includes all officers, are compensated in a manner consistent with the compensation philosophy and strategy of the Board and in compliance with the requirements of appropriated regulatory bodies and any exchange rules to which we may be subject;

•	to review and approve our compensation philosophy and our compensation programs, plans and awards;
•	to administer our long and short term incentive plans and stock option plans;
•	to review the compensation of our Chief Executive Officer and recommendations of the Chief Executive Officer as to appropriate compensation for the other executive officers and key personnel; and
•	to review and approve our general employee benefit plans as needed.

PetroHunter Energy Corporation Proxy Statement – Page 10

The Compensation Committee was formed in February 2007, when two independent directors were added to the Board of Directors.  The Compensation Committee is composed of three members, Mr. Oring, Mr. Silverman and Dr. Yeats, all of whom are “independent” under the rules and regulations of Nasdaq. To be “independent” under the rules and regulations of Nasdaq, a director may not, other than in his or her capacity as a member of the audit committee, board of directors, or other board committee: (i) accept directly or indirectly, any consulting, advisory, or other compensatory fee from PetroHunter or any of its subsidiaries, provided that compensatory fees do not include the receipt of fixed amounts of compensation under a retirement plan (including deferred compensation) for prior service with PetroHunter (provided that such compensation is not contingent in any way on continued service), or (ii) be an affiliated person of PetroHunter or any of its subsidiaries.

The Compensation Committee compares all compensation components for executive officers, at least annually, with data on similar positions at other organizations that are similar in number of employees, level of operations, gross revenue and total assets with which we compete for talent.  When evaluating external competitiveness, third party survey data, as well as information from other resources and industry contacts, are considered. We use this data to ensure that we are maintaining a level of compensation that is both commensurate with our size and sufficient to retain personnel we consider essential. In reviewing comparative data, we do not engage in benchmarking for the purpose of establishing compensation levels relative to any predetermined point. In the Committee’s view, third party survey data provides insight into external competitiveness, but is not an appropriate single basis for establishing compensation levels. This is primarily due to differences in the size of comparable companies, and the lack of sufficient appropriate matches to provide statistical relevance. Our preference is that performance, rather than third party survey data, drive executive compensation. The Compensation Committee seeks the input of our Chief Executive Officer in evaluating the performance of all of our executive officers, excluding himself.

In the processes used by the Compensation Committee to establish and adjust executive compensation levels, third party survey data is considered, along with performance, experience, potential and internal equity. The Compensation Committee can exercise both positive and negative discretion in relation to the compensation awards and its allocation between cash and non-cash awards. The Committee has the authority to approve, deny or suggest alternative compensation packages.

The Compensation Committee used the analysis set forth below in its determination of the level of compensation for each of the following components of our 2007 compensation program.  Since the Compensation Committee was not formed until the middle of the 2007 fiscal year, much of the compensation program was already in place and the Committee was not in a position to introduce many changes.  The 2008 compensation program may change in light of the Company’s cash resources and other factors.

Base Salary– The base salaries of the named executive officers are reviewed annually by the Committee and future salary adjustments are reviewed by the Committee on an annual basis and recommended to the Board for final approval. The Committee and the Board consider various factors, including, the position of the named executive officer, the compensation of executive officers of comparable companies within the oil and natural gas industry, the performance of each executive officer, increases in responsibilities of each executive officer and recommendations of the Chief Executive Officer with respect to base salaries of other named executive officers. Salaries for the named executive officers in fiscal 2007 are set forth in the “Summary Annual Compensation Table” below and were determined by the Board based on the considerations described above.

PetroHunter Energy Corporation Proxy Statement – Page 11

During the fiscal year ended September 30, 2007, we had both a Chief Executive Officer and a President/Chief Operating Officer.  For the 2008 fiscal year, the position of President/Chief Operating Officer was eliminated and effective January 1, 2008, the Compensation Committee established an annual base salary of $480,000 for the Chief Executive Officer.

Annual Cash Bonus Awards– We propose to establish a bonus plan for executive officers in the near future.  The plan will be designed to compensate, and thus incentivize, individuals for exceptional effort and job performance, facilitating our continued growth and success by providing rewards that are commensurate with individual achievement.  It is anticipated that the proposed bonus plan will allow the Compensation Committee to give consideration to the following: the achievements of PetroHunter, and the employee’s relationship thereto, in order to determine the level of the cash bonus, if any, to be awarded; the earnings of PetroHunter; the return on stockholders’ equity; the growth in proved oil and gas reserves; and the successful completion of specific projects of PetroHunter to determine the level of bonus awards, if any.

During the fiscal year ended September 30, 2007, bonuses were awarded to Thomas Ahlbrandt in recognition of his increased responsibilities during the time that he served as the Company’s Chief Executive Officer, to Jim Bob Byrd and Garry Lavold as incentive to join the Company, and to Lyle Nelson for serving in an overseas assignment.

Stock Option Awards - Stock option awards are utilized for aligning the executives’ interests with those of the stockholders by giving each individual direct ownership in PetroHunter. We also believe that these awards serve as a retention incentive since unvested stock grants and options may be forfeited if the executive leaves us. In some cases, the Company has elected to allow the options to continue to vest even though the employment relationship has ended.  The Compensation Committee focuses on the earnings of PetroHunter, the return on stockholders’ equity, the growth in proved oil and gas reserves and the successful completion of specific projects of PetroHunter to determine the level of stock option awards, if any. Decisions to grant stock options are normally made when industry conditions cause concern that personnel may be lost.

During the fiscal year ended September 30, 2007, stock options were granted only in the following circumstances:  (i) on February 7, 2007 and September 21, 2007 for new directors; (ii) on May 2, 2007 and July 2, 2007 for the new Chief Executive Officer, and (iii) on May 21, 2007 to fulfill previous commitments made to employees.  The Committee considered the grants made to new directors and the new Chief Executive Officer to be appropriate in order to compensate such individuals for the responsibility and risk exposure assumed when serving in such positions, especially in light of the current financial condition of the Company.  The May 21, 2007 option grants were made to meet commitments that had been made to employees of the Company in 2006 when the market value of the stock was $0.50 per share.  Accordingly, the exercise price of those options is $0.50 even though the market price of the stock on May 21, 2007 was $0.70 per share.  The Committee considered the grants made to be necessary in order to retain existing employees.

PetroHunter Energy Corporation Proxy Statement – Page 12

Equity Compensation Plan Information

The following table sets forth information as of the end of the most recently completed fiscal year, September 30, 2007:

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance
Equity compensation plans approved by security holders	24,965,000 (a)	$1.31	15,035,000
Equity compensation plans not approved by security holders	9,895,000	$0.50	(b)
Total	34,860,000		15,035,000
____________________
(a)
Typically, options vest 20% on grant date and 20% each year on the anniversary of the grant date but each vesting schedule is also determined by the Compensation Committee. Most initial grants to directors vest 50% on grant date and 50% on the one-year anniversary of the initial grant date. Subsequent grants (subsequent to the initial grant) to directors typically vest 100% at the grant date. In special circumstances, the board may elect to modify vesting schedules upon the termination of selected employees and contractors.

(b)
The equity compensation plan not approved by stockholders is comprised of non-qualified stock options granted to employees and non-employee consultants on May 21, 2007.  The options were granted at an exercise price of $0.50 per share and vest 60% at grant date and 20% per year at the one- and two-year anniversaries of the grant date.  The options expire on May 21, 2012.

Employment Agreements

Charles B. Crowell Employment Agreement.  We entered into an employment agreement with Mr. Crowell effective January 1, 2008, that currently expires on December 31, 2012.  Either we or Mr. Crowell may terminate the employment relationship at any time, subject to other provisions of the agreement.  Mr. Crowell serves as the Chairman and Chief Executive Officer of PetroHunter.  Mr. Crowell’s employment agreement entitles him to an annual salary of $480,000, subject to increase at the discretion of the Board of Directors, as well as the issuance of options to purchase a total of 5,000,000 shares of common stock under our 2005 Stock Option Plan.  The stock options were priced at $0.22 per share, which was the last reported sale price of the common stock as quoted on the OTC Bulletin Board on December 31, 2007, and are exercisable as follows:  (i) 20% of the options were exercisable on January 1, 2008, and (ii) 20% of the options shall become exercisable on January 1, of each 2009, 2010, 2011, and 2012.  In addition, during the first year of employment, we have agreed to pay Mr. Crowell a living allowance of $60,000 and provide twelve round-trip airline tickets from Dallas, Texas, to Denver, as well as a one-time relocation allowance of $10,000.  Mr. Crowell’s employment agreement provides for the payment of salary for six months if he is terminated by us for any reason other than for cause.  All grants made under the 2005 Stock Option Plan or other equity incentive plans shall vest in full immediately prior to the occurrence of a change of control.  See additional information in “Potential Payments Under Termination or Change in Control.”

Lori Rappucci Employment Agreement.  We entered into an employment agreement with Ms. Rappucci effective October 3, 2007, that currently expires on December 31, 2012.  Either we or Ms. Rappucci may terminate the employment relationship at any time, subject to other provisions of the agreement.  Ms.

PetroHunter Energy Corporation Proxy Statement – Page 13

Rappucci serves as Chief Financial Officer and Vice President of PetroHunter.  Ms. Rappucci’s employment agreement entitles her to an annual salary of $170,000, subject to increase at the discretion of the Board of Directors, as well as the issuance of options to purchase a total of 600,000 shares of common stock under our 2005 Stock Option Plan.  500,000 of the stock options were granted on October 15, 2007 and priced at $0.19 per share, which was the last reported sale price of the common stock as quoted on the OTC Bulletin Board on that date and the remaining 100,000 options were granted on October 17, 2007 and priced at $0.20.  The options are exercisable as follows:  (i) 20% of the options were exercisable on date of grant, and (ii) 20% of the options shall become exercisable on each grant date anniversary.  Ms. Rappucci’s employment agreement provides for the payment of salary for six months if she is terminated by us for any reason other than for cause.  All grants made under the 2005 Stock Option Plan or other equity incentive plans shall vest in full immediately prior to the occurrence of a change of control.  See additional information in “Potential Payments Under Termination or Change in Control.”

EXECUTIVE COMPENSATION

Summary Compensation

The following table sets forth the compensation paid to our Chief Executive Officer and Chief Financial Officer and each of our next highly compensated executive officers and other employees for services rendered during the year ended September 30, 2007:

SUMMARY COMPENSATION TABLE
Name and principal position	Year	Salary ($)	Bonus ($)	Option Awards ($)	All Other Compensa- tion ($)	Total ($)
Kelly H. Nelson Chief Executive Officer(1)	2007	$220,000	--	$208,154 (3)	(2)	$428,154
Thomas S. Ahlbrandt Chief Executive Officer and Vice President of Exploration (4)	2007	$160,000	$80,000	$404,584 (3)(5)	(2)	$644,584
Charles B. Crowell Chief Executive Officer (6)	2007	$177,750 (7)	--	$600,298 (8)	(2)	$755,548
Carmen J. Lotito Chief Financial Officer	2007	$240,000	--	$208,154 (3)	$37,193 (9)	$485,347
Garry Lavold President and Chief Operating Officer (10)	2007	$270,000	$29,856	$208,154 (3)	$18,575 (11)	$526,585
David E. Brody Vice President & General Counsel	2007	$200,000	--	$416,308 (3)	(2)	$616,308
Lyle R. Nelson Vice President of Operations and Production	2007	$186,800	$9,469	$104,077 (3)	$36,950 (12)	$337,296
Jim Bob Byrd Vice President of Land and Business Development	2007	$150,000	$30,000	$104,077 (3)	(2)	$284,077
Thomas Schandle President and Managing Director of Sweetpea (13)	2007	$170,000	--	$104,077 (3)	(2)	$274,077
____________
PetroHunter Energy Corporation Proxy Statement – Page 14

(1)
Mr. Nelson served as the Chief Executive Officer through February 7, 2007. He continued to serve as the Chairman of the Board and Chief Executive Officer of one of the Company’s subsidiaries, Paleo Technology Inc. until August 31, 2007 when Paleo Technology was sold.

(2)	Pursuant to the requirements of Item 402 of Regulation S-K, disclosure of perquisites and personal benefits has been excluded for a named officer if that officer’s total is less than $10,000.

(3)
The Company granted non-qualified stock options on May 21, 2007 that were valued at $0.42 per share which represents the FAS 123(R) value of the option on that date. Under FAS 123(R), the grant date fair value of each stock option award is calculated on the date of grant using the Black-Scholes option valuation model. The Black-Scholes model was used with the following assumptions: volatility rate of 69.66%; risk-free interest rate of 4.5% based on a U.S. Treasury rate of five years; and a 3.25-year expected option life. The options vest 60% at grant date and 20% at the one-and two-year anniversaries of the grant date. The options are exercisable at $0.50 per share and expire on May 21, 2012.

(4)	Mr. Ahlbrandt served as the Chairman of the Board and Chief Executive Officer from February 7, 2007 to July 2, 2007. He served as Vice President of Exploration throughout the 2007 fiscal year.

(5)
The Company granted options to purchase 500,000 shares under its 2005 Stock Option Plan on May 2, 2007. The FAS 123(R) value of the option on that date was $0.60 per share, using the Black-Scholes option valuation model and the following assumptions: volatility rate of 69.66%; risk-free interest rate of 4.5% based on a U.S. Treasury rate of five years; and a 3.75-year expected option life. The options vest 20% at grant date and 20% on each anniversary of the grant date. The options are exercisable at $1.11 per share and expire on May 2, 2012.

(6)	Mr. Crowell became the Chairman of the Board and Chief Executive Officer on July 2, 2007.

(7)	Includes $22,500 in director fees earned before Mr. Crowell became an officer.

(8)
The Company granted options to purchase 500,000 shares under its 2005 Stock Option Plan on February 7, 2007 upon Mr. Crowell becoming a director of the Company and 1,000,000 shares on July 2, 2007 upon Mr. Crowell assuming the office of Chairman of the Board and Chief Executive Officer. The FAS 123(R) value of the option on for the February 7, 2007 grant date was $0.66 per share, using the Black-Scholes option valuation model and the following assumptions: volatility rate of 70.35%; risk-free interest rate of 4.75% based on a U.S. Treasury rate of five years; and a 2.75-year expected option life. The options vest 50% at grant date and 50% on the one-year anniversary of the grant date. The options are exercisable at $1.38 per share and expire on February 7, 2012. The FAS 123(R) value of the option on for the July 2, 2007 grant date was $0.27 per share, using the Black-Scholes option valuation model and the following assumptions: volatility rate of 71.32%; risk-free interest rate of 4.89% based on a U.S. Treasury rate of five years; and a 3.75-year expected option life. The options vest 20% at grant date and 20% on each anniversary of the grant date. The options are exercisable at $0.49 per share and expire on July 2, 2012.

(9)	All other compensation consists of: $13,276 for commuting expenses and $23,917 for meals.

(10)	Mr. Lavold resigned his position effective September 30, 2007.

(11)	All other compensation consists of: $15,247 for personal travel, $2,575 for meals and $753 for the purchase of a cell phone.

(12)	All other compensation consists of: $16,512 for commuting expenses, $19,000 for housing expenses and $1,438 for moving expenses.

(13)	Mr. Schandle resigned his position effective December 3, 2007.

PetroHunter Energy Corporation Proxy Statement – Page 15

Grants of Plan Based Awards

The following table sets forth information with respect to all stock options granted during the year ended September 30, 2007 to the named Executive Officers and other highly compensated employees.  Options granted on May 21, 2007 were outside of the 2005 Stock Option Plan.

GRANTS OF PLAN-BASED AWARDS
Name	Grant Date	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Closing Market Price on Grant Date (1)	Grant Date Fair Value of Stock and Option Awards (2)
Kelly H. Nelson	5/21/07	500,000	$0.50	$0.70	$208,154
Thomas S. Ahlbrandt	5/02/07 5/21/07	500,000 250,000	$1.11 $0.50	$1.11 $0.70	$300,507 $104,077
Charles B. Crowell	2/07/07 7/02/07	500,000 1,000,000	$1.38 $0.49	$1.38 $0.49	$328,760 $271,538
Carmen J. Lotito	5/21/07	500,000	$0.50	$0.70	$208,154
Garry Lavold	5/21/07	500,000	$0.50	$0.70	$208,154
David E. Brody	5/21/07	1,000,000	$0.50	$0.70	$416,308
Lyle R. Nelson	5/21/07	250,000	$0.50	$0.70	$104,077
Jim Bob Byrd	5/21/07	250,000	$0.50	$0.70	$104,077
Thomas Schandle	5/21/07	250,000	$0.50	$0.70	$104,077
_______________
(1)	The May 21, 2007 option grants were made to meet commitments that had been made to employees of the Company in 2006 when the market value of the stock was $0.50 per share.

(2)
Non-qualified stock option awards made on May 21, 2007 were valued at $0.42 per share which represents the FAS 123(R) value of the option on that date. Under FAS 123(R), the grant date fair value of each stock option award is calculated on the date of grant using the Black-Scholes option valuation model. The Black-Scholes model was used with the following assumptions: volatility rate of 69.66%; risk-free interest rate of 4.5% based on a U.S. Treasury rate of five years; and a 3.25-year expected option life. The options vest 60% at grant date and 20% at the one-and two-year anniversaries of the grant date.

The FAS 123(R) value of the stock options granted on February 7, 2007 was $0.66 per share, using the Black-Scholes option valuation model and the following assumptions: volatility rate of 70.35%; risk-free interest rate of 4.75% based on a U.S. Treasury rate of five years; and a 2.75-year expected option life.  The options vest 50% at grant date and 50% on the one-year anniversary of the grant date.

The FAS 123(R) value of the stock options granted on May 2, 2007 was $0.60 per share, using the Black-Scholes option valuation model and the following assumptions: volatility rate of 69.66%; risk-free interest rate of 4.5% based on a U.S. Treasury rate of five years; and a 3.75-year expected option life.  The options vest 20% at grant date and 20% on each anniversary of the grant date.

The FAS 123(R) value of the stock options granted on July 2, 2007 was $0.27 per share, using the Black-Scholes option valuation model and the following assumptions: volatility rate of 71.32%; risk-free interest rate of 4.89% based on a U.S. Treasury rate of five years; and a 3.75-year expected option life.  The options vest 20% at grant date and 20% on each anniversary of the grant date.

PetroHunter Energy Corporation Proxy Statement – Page 16

Outstanding Equity Awards at Fiscal Year-End

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END
Name	OPTION AWARDS
	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable (1)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date
Kelly H. Nelson	1,200,000 300,000 300,000	800,000 450,000 200,000	-- -- --	$0.50 $2.10 $0.50	8/11/2010 8/11/2011 5/21/2012
Thomas S. Ahlbrandt	300,000 100,000 150,000	450,000 400,000 100,000	-- -- --	$2.10 $1.11 $0.50	8/11/2011 5/02/2012 5/21/2012
Charles B. Crowell	250,000 200,000	250,000 800,000	-- --	$1.38 $0.49	2/07/2012 7/02/2012
Carmen J. Lotito	1,200,000 300,000 300,000	800,000 450,000 200,000	-- -- --	$0.50 $2.10 $0.50	8/11/2010 8/11/2011 5/21/2012
Garry Lavold (2)	750,000 500,000	0 0	-- --	$2.10 $0.50	8/11/2011 5/21/2012
David E. Brody	300,000 600,000	450,000 400,000	-- --	$2.10 $0.50	8/11/2011 5/21/2012
Lyle R. Nelson	300,000 150,000	450,000 100,000	-- --	$2.10 $0.50	8/11/2011 5/21/2012
Jim Bob Byrd	200,000 150,000	300,000 100,000	-- --	$2.10 $0.50	8/11/2011 5/21/2012
Thomas Schandle	200,000 150,000	300,000 100,000	-- --	$2.10 $0.50	8/11/2011 5/21/2012
_____________
(1)
The unexercisable stock options with a strike price of $2.10 vest 20% on 8/11/06 and 20% on each anniversary of that date. The unexercisable stock options with a strike price of $0.50 vest 60% on 5/21/07 and 20% on the one- and two-year anniversaries of that date. The unexercisable stock options with a strike price of $1.11 vest 20% on 5/2/07 and 20% on each anniversary of that date. The unexercisable stock options with a strike price of $1.38 vest 50% on 2/7/07 and 50% on 2/7/08. The unexercisable stock options with a strike price of $.49 vest 20% on 7/2/07 and 20% on each anniversary of that date.

(2)	Effective September 30, 2007, the vesting of all stock options granted to Garry Lavold was accelerated.

PetroHunter Energy Corporation Proxy Statement – Page 17

Option Exercises

The following table sets forth certain information regarding options exercised during the fiscal year ended September 30, 2007 for the persons named in the Summary Compensation Table above.

OPTION EXERCISES AND STOCK VESTED
Name	OPTION AWARDS
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)
Kelly H. Nelson	-0-	--
Thomas S. Ahlbrandt	-0-	--
Charles B. Crowell	-0-	--
Carmen J. Lotito	-0-	--
Garry Lavold	-0-	--
David E. Brody	-0-	--
Lyle R. Nelson	-0-	--
Jim Bob Byrd	-0-	--
Thomas Schandle	-0-	--

We have no pension benefits for any of our officers or employees.

Potential Payments Under Termination or Change in Control

We have entered into employment agreements with Mr. Crowell and Ms. Rappucci (collectively, the “Employment Agreements”), which contain provisions regarding payments to be made to such individuals (the “Executives”) upon termination of their employment. These Employment Agreements are described in greater detail in the sections of this proxy statement entitled “Employment Agreements” and “Certain Transactions.” Pursuant to the Employment Agreements, the employment with the Executives is not for any specified period of time.  Either the Executive or the Company may terminate the employment relationship at any time.  However, if an Executive is terminated without “cause” by PetroHunter, the Executive will receive salary and benefits as severance in an amount equal to six months of salary.  In the event an Executive is terminated as a result of a “change of control,” any unvested stock options held by the Executive will immediately vest.

For purposes of the Employment Agreements, “for cause” means (i) the Executive’s material breach of the Employment Agreement, (ii) the Executive’s material failure to adhere to any written PetroHunter policy, (iii) the appropriation (or attempted appropriation) of a material business opportunity of PetroHunter, including attempting to secure or securing any personal profit in connection with any transaction entered into on behalf of PetroHunter, (iv) the misappropriation (or attempted misappropriation) of any of PetroHunter’s funds or property, or (v) the conviction of, or the entering of a guilty plea or plea of no contest with respect to, a felony.

For purposes of the Employment Agreements, a “change of control” shall be deemed to have occurred if: (i) there shall be consummated any consolidation or merger of PetroHunter with another corporation or entity and as a result of such consolidation or merger less than 50% of the outstanding voting securities of the surviving or resulting corporation or entity shall be owned beneficially, directly or indirectly, in the aggregate by the beneficial stockholders of PetroHunter; (ii) the stockholders of PetroHunter shall have approved any plan or proposal for the liquidation or dissolution of PetroHunter; or (iii) any “person” (as such term is used in the Section 13(d) and 14(d) of the Securities Exchange Act of 1934) shall have become the beneficial owner of 50% or more of our outstanding common stock.

PetroHunter Energy Corporation Proxy Statement – Page 18

DIRECTOR COMPENSATION

Compensation of Directors

During 2007, each director of PetroHunter who was not a full-time employee or consultant earned a monthly director’s fee of $2,500 plus an additional monthly fee of $1,000 for each committee on which the director serves.  Each director was entitled to reimbursement for reasonable travel expenses incurred in connection with such director’s attendance at Board of Directors and Committee meetings.  We grant directors options under our 2005 Stock Option Plan.  Vesting schedules are determined by the Board; however, most initial grants to directors vest 50% on grant date and 50% on the one-year anniversary of the initial grant date.  Subsequent grants (subsequent to the initial grant) to directors typically vest 100% at the grant date.  The following table sets forth the compensation paid to our non employee Directors for services rendered during the year ended September 30, 2007.

DIRECTOR COMPENSATION
Name	Fees Earned or Paid in Cash ($)	Option Awards ($)	All Other Compensation ($)	Total ($)
Martin B. Oring	$1,050 (1)	$61,256 (2)	(3)	$62,306
Matthew R. Silverman	$36,000 (4)	$328,760 (5)	(3)	$364,760
Anthony K. Yeats	$51,000 (6)	$41,631 (7)	(3)	$92,631
______________
(1)	At September 30, 2007, we owed $1,050 in director’s fees to Mr. Oring.

(2)
Mr. Oring’s options to purchase 750,000 shares granted on September 21, 2007 was valued at $.08 per share which represents the FAS 123(R) value of the option on that date.  Under FAS 123(R), the grant date fair value of each stock option award is calculated on the date of grant using the Black-Scholes option valuation model.  The Black-Scholes model was used with the following assumptions: volatility rate of 62.46%; risk-free interest rate of 4.16% based on a U.S. Treasury rate of five years; and a 2.75-year expected option life.  The options vest 50% upon grant date and 50% on the one-year anniversary of the grant date.  The options are exercisable at $0.19 per share and expire September 21, 2012.

(3)	Pursuant to the requirements of Item 402 of Regulation S-K, disclosure of perquisites and personal benefits has been excluded for a named director if that director’s total is less than $10,000.

(4)	At September 30, 2007, we owed $4,500 in director’s fees to Mr. Silverman.

(5)
Mr. Silverman’s options to purchase 500,000 shares granted on February 7, 2007 was valued at $0.66 per share which represents the FAS 123(R) value of the option on that date.  Under FAS 123(R), the grant date fair value of each stock option award is calculated on the date of grant using the Black-Scholes option valuation model.  The Black-Scholes model was used with the following assumptions: volatility rate of 70.35%; risk-free interest rate of 4.75% based on a U.S. Treasury rate of five years; and a 2.75-year expected option life.  The options vest 50% upon grant date and 50% on the one-year anniversary of the grant date.  The options are exercisable at $1.38 per share and expire February 7, 2012.

(6)	At September 30, 2007, we owed $27,000 in director’s fees to Dr. Yeats.

(7)
Dr. Yeats options to purchase 100,000 shares granted on May 21, 2007 was valued at $0.42 per share which represents the FAS 123(R) value of the option on that date. Under FAS 123(R), the grant date fair value of each stock option award is calculated on the date of grant using the Black-Scholes option valuation model. The Black-Scholes model was used with the following assumptions: volatility rate of 69.66%; risk-free interest rate of 4.5% based on a U.S. Treasury rate of five years; and a 3.25-year expected option life. The options vest 60% upon grant date and 20% on the one- and two-year anniversaries of the grant date. The options are exercisable at $0.50 per share and expire May 21, 2012.

PetroHunter Energy Corporation Proxy Statement – Page 19

Report of the Compensation Committee of PetroHunter

The Compensation Committee of the Board of Directors is responsible for setting and administering the policies that govern the annual compensation and the long-term compensation for our executive officers. The Compensation Committee for the year ended September 30, 2007 was composed of Mr. Crowell until July 2, 2007, Mr. Oring since July 3, 2007, Mr. Silverman, and Dr. Yeats.  Other than Mr. Crowell who left the Compensation Committee when he become the Chairman of the Board and Chief Executive Office, none of these directors is or was an officer of PetroHunter or any of its subsidiaries. The Compensation Committee makes all decisions concerning the compensation of executive officers who receive annual compensation in excess of $100,000, determines the total amount of bonuses, if any, to be paid and grants all awards of stock options. The Compensation Committee's compensation practices are designed to attract, motivate and retain key personnel by recognizing individual contributions, as well as the overall performance of PetroHunter. The Compensation Committee has reviewed and discussed the information included in the “Compensation Discussion and Analysis” above. Based upon this review and discussion, the Compensation Committee has recommended to the Board of Directors that this information be included in the PetroHunter proxy statement. The foregoing report is made by the Compensation Committee of our Board of Directors. The members of the Committee as of September 30, 2007 were Mr. Oring, Mr. Silverman and Dr. Yeats.

                                 The Compensation Committee

                                 Martin B. Oring, Chairman
                                 Matthew R. Silverman
                                 Anthony K. Yeats

AUDIT COMMITTEE REPORT

The Audit Committee of the Board (the “Audit Committee”) is comprised of three members of the Company’s Board, each of whom is independent as defined in the Nasdaq listing standards.  The duties and responsibilities of the Audit Committee are set forth in the Audit Committee Charter.  The Audit Committee has: (i) reviewed and discussed the Company’s audited financial statements for the fiscal year ended September 30, 2007 with the Company’s management, (ii) discussed with Hein & Associates LLP (“Hein”), the Company’s independent auditor for fiscal year 2007, the matters required to be discussed by Statement on Auditing Standards No. 61 and Statement on Auditing Standards No. 90, and (iii) received and discussed the written disclosures and the letter from Hein required by Independence Standards Board Statement No. 1 and has discussed with Hein their independence from the Company. Based on such review and discussions with management and Hein, the Audit Committee recommended to the Board that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2007 for filing with the Securities and Exchange Commission.

                                 The Audit Committee

                                 Martin B. Oring, Chairman
                                 Matthew R. Silverman
                                 Anthony K. Yeats

PetroHunter Energy Corporation Proxy Statement – Page 20

Audit and Non-Audit Services Pre-Approval Policy

The Audit Committee is responsible for the approval of all fees and other significant compensation to be paid to the independent auditors.  The Audit Committee regularly reviews audit related and tax services provided by Hein and the associated fees and considers whether the provision of such services is compatible with maintaining the independence of Hein.  See report of the Audit Committee above.  All of the fees described below were pre-approved by the Audit Committee.

Audit, Audit-Related, Tax and Other Fees

The following is a breakout of aggregate fees billed by Hein to the Company for the last two fiscal years for (i) the audit of its annual financial statements and review of financial statements included in Form 10-Q (“Audit Fees”), (ii) assurance and related services provided that are reasonably related to the audit (“Audit-Related Fees”), (iii) tax compliance, advice, and planning (“Tax Fees”), and (iv) other products or services provided by Hein (“Other Fees”):
	2007	2006

Audit Fees	370,000	125,000
Audit Related Fees	--	--
Tax Fees	--	--
Other Fees	--	--
Total	$$370,000	$$125,000

Financial Information Systems Design and Implementation

Hein did not perform financial information system design or implementation services for the Company as specified in Rule 2-01 of Regulation S-X for the year ended September 30, 2007.

Selection of Independent Accountants

Hein served as the Company’s independent auditor for 2007 and 2006 fiscal years.  The Audit Committee is scheduled to conduct an annual performance review of Hein and following this review will appoint the independent auditors for fiscal year 2008.  A representative of Hein is expected to be present at the Annual Meeting, will be offered the opportunity to make a statement if the representative desires to do so and will be available to respond to appropriate questions.

RELATIONSHIP WITH INDEPENDENT PUBLIC ACCOUNTANTS

On August 21, 2006, our Board of Directors approved 1) the termination of Telford Sadovnick, P.L.L.C. (“Telford”) as our independent accountants and 2) the appointment of Hein & Associates LLP (“Hein”) to serve as our independent accountants for the year ending September 30, 2006.  The change was effective August 21, 2006.

Telford’s reports on our financial statements for each of the years ended March 31, 2006 and 2005 did not contain, with the exception of a going concern disclaimer in each such report, an adverse opinion or disclaimer of opinion, nor were such reports qualified or modified as to uncertainty, audit scope, or accounting principles.

During the years ended March 31, 2006 and 2005, and the period ended August 21, 2006, there were no disagreements with Telford on any matter of accounting principle or practice, financial statement

PetroHunter Energy Corporation Proxy Statement – Page 21

disclosure, or auditing scope or procedure which, if not resolved to Telford’s satisfaction, would have caused them to make reference to the subject matter of the disagreement in connection with the audit reports on our financial statements for such years; and there were no events as set forth in Item 304(a)(1)(iv) of Regulation S-B.

We provided Telford with a copy of the foregoing disclosures.  We filed as an exhibit to a report on Form 8-K a letter from Telford relating to the disclosure included in the Form 8-K.

During the years ended March 31, 2006 and 2005 and through August 21, 2006, we did not consult Hein with respect to the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on our consolidated financial statements, or on any other matters or reportable events as set forth in Items 304(a)(2)(i) and (ii) of Regulation S-B.  Hein was the independent accountants for our subsidiary, PetroHunter Operating Company from its inception (June 2005) until we acquired substantially all of its outstanding common stock (May 12, 2006).

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Our “Code of Conduct and Standard of Ethics”addresses our policy for dealing with transactions with affiliates and as a matter of procedure we obtain Board of Director approval for any transaction with a director, executive officer or other affiliate of PetroHunter. A complete description of the transaction including the services or products to be provided, the financial components related to the services or products, the nature of the relationship of the entity involved in the transaction, and any other contractual obligations related to the transaction is presented to the Board of Directors for their review.  The Board of Directors indicates their approval of the transaction with a written resolution.

Other than the transactions described below, none of our present directors, officers or principal shareholders, nor any family member of the foregoing, nor, to the best of our information and belief, any of our former directors, officers or principal shareholders, nor any family member of such former directors, officers or principal shareholders, has or had any material interest, direct or indirect, in any transaction, or in any proposed transaction which has materially affected or will materially affect us.

MAB Resources LLC/Marc A. Bruner

The Company and MAB Resources LLC (“MAB”) have entered into various agreements described below. MAB is a Delawarelimited liability company controlled by the largest shareholder of the Company, who had an approximate 43.4% beneficial ownership interest in us at September 30, 2007. MAB is in the business of oil and gas exploration and development.

The Development Agreement.  Commencing July 1, 2005, and continuing through December 31, 2006, the Company and MAB operated pursuant to the Development Agreement, and a series of individual property agreements (collectively, the “EDAs”).

The Development Agreement set forth: (i) MAB’s obligation to assign to the Company a minimum 50% undivided interest in any and all oil and gas assets that MAB was to acquire from third parties in the future; and (ii) MAB’s and the Company’s long-term relationship regarding the ownership and operation of all jointly-owned properties. Each of the properties acquired was covered by a property-specific EDA that was consistent with the terms of the Development Agreement.

PetroHunter Energy Corporation Proxy Statement – Page 22

The material terms of the Development Agreement and the EDAs were as follows:

i.	MAB and the Company each owned an undivided 50% working interest in all oil and gas leases, production facilities and related assets (collectively, the “Properties”).

ii.
The Company was named as Operator, and had appointed a related controlled entity, MAB Operating Company LLC, as sub-operator. The Company and MAB agreed to sign a joint operating agreement, governing all operations.

iii.	Each party was to pay its proportionate share of costs and receive its proportionate share of revenues, subject to the Company bearing the following burdens:

(a)
Each assignment of Properties from MAB to the Company reserved an overriding royalty equivalent to 3% of 8/8ths (proportionately reduced to 1.5% of the Company’s undivided 50% working interest in the Properties) (the “MAB Override”), payable to MAB out of production and sales.

(b)
Each EDA provided that the Company would pay 100% of the cost of acquisitions and operations (“Project Costs”) up to a specified amount, after which time each party shall pay its proportionate 50% share of such costs. The maximum specified amount of Project Costs of which the Company was to pay 100%, under the Development Agreement for properties acquired in the future, was $100.0 million per project. There was no “before payout” or “after payout” in the traditional sense of a “carried interest” because the Company’s obligation to expend the specified amount of Project Costs and MAB’s receipt of its 50% share of revenues applied without regard to whether or not “payout” had occurred. Therefore, the Company’s payment of all Project Costs up to such specified amount may have occurred before actual payout, or may have occurred after actual payout, depending on each project and set of Properties.

(c)
Under the Development Agreement, the Company was to pay to MAB monthly project development costs representing a specified portion of MAB’s “carried” Project Costs. The total amount incurred to MAB by the Company was to be deducted from MAB’s portion of the Project Costs carried by the Company. During 2007, 2006 and 2005, we paid MAB $1.8 million, $4.5 million and $0.9 million, respectively, for Project costs which are classified on the consolidated statements of operations asProject development costs — related party.

The Consulting Agreement.  Effective January 1, 2007, the Company and MAB entered into an Acquisition and Consulting Agreement (the “Consulting Agreement”) which replaced in its entirety the Development Agreement entered into July 1, 2005, and materially revised the relationship between MAB and the Company. The material terms of the Consulting Agreement provide as follows:

i.
MAB conveyed to the Company its entire remaining undivided 50% working interest in all rights and benefits under each EDA, and the Company assumed its share of all duties and obligations under each individual EDA (such as drilling and development obligations), with respect to said remaining undivided 50% working interest,

ii.
A consulting agreement was agreed upon, including the Company’s obligation to pay fees in the amount of $25,000 per month for services rendered to us for which we paid a total of $0.2 million, during the year ended September 30, 2007,

iii.	As a result of MAB’s above-referenced conveyance of its remaining undivided 50% working interest to us, the Company’s working interest in certain oil and gas properties increased from 50% to 100%,

PetroHunter Energy Corporation Proxy Statement – Page 23

iv.	The Company’s obligation to pay up to $700.0 million in capital costs for MAB’s 50% interest as well as the monthly project cost advances against such capital costs was eliminated,

v.	The Company became obligated for monthly payments in the amount of $0.2 million under a $13.5 million promissory note,

vi.
MAB’s overriding royalty interest (the “Override”) was increased from 3% to 5%, half of which accrues but is deferred for three years. The Override does not apply to the Company’s Piceance II properties, and did not apply to certain other properties to the extent that the Override would cause the Company’s net revenue interest to be less than 75%,

vii.	MAB would receive 7% of the issued and outstanding shares of any new subsidiary with assets comprised of the subject properties,

viii.
MAB received 50.0 million shares of PetroHunter Energy Corporation common stock, and would receive up to an additional 50.0 million shares (the “Performance Shares”) if the Company met certain thresholds based on proven reserves.

We accounted for the acquisition component of the Consulting Agreement in accordance with the purchase accounting provisions of SFAS 141,Business Combinations. Accordingly, at the date of acquisition, we recorded oil and gas properties of $94.5 million, notes payable of $13.5 million, and common stock and additional paid-in-capital totaling $81.0 million (equal to the 50.0 million shares issued to MAB at the trading price of $1.62 per share for our common stock on the trading date immediately preceding the closing date of the transaction).

On October 29, 2007, November 15, 2007 and December 31, 2007 we entered into the first, second and third amendments, respectively, to the Consulting Agreement (the “First Amendment”, the “Second Amendment” and the “Third Amendment”, respectively, and collectively, “the Amendments”). Portions of the First Amendment were effective January 1, 2007, the Second Amendment was effective November 1, 2007 and the Third Amendment was effective December 31, 2007. The Amendments significantly changed several provisions of the Consulting Agreement.

Pursuant to the First Amendment: (a) MAB relinquished its overriding royalty interest in all properties in Montana and Utah effective October 1, 2007, (the Override still applies to the Company’s Australian properties and Buckskin Mesa property); (b) MAB received 25.0 million additional shares of our common stock; (c) MAB relinquished all rights to the Performance Shares; and (d) the parties’ rights and obligations related to MAB’s consulting services were terminated effective retroactively back to January 1, 2007.

Under the terms of the Second Amendment, effective November 1, 2007, the note payable to MAB was reduced in accordance with and in exchange for the following:

•
By $8.0 million in exchange for 16.0 million shares of our common stock with a value of $3.7 million based on the closing price of $0.23 per share at November 15, 2007, and warrants to acquire 32.0 million shares of our common stock at $0.50 per share. The warrants expire on November 14, 2009;

•
By $2.5 million in exchange for our release of MAB’s obligation to pay the equivalent amount as guarantor of the performance of Galaxy Energy Corporation under the subordinated unsecured promissory note dated August 31, 2007 and;

•	A reduction to the note payable to MAB of $0.5 million for cash payments to be made by us subsequent to September 30, 2007.

PetroHunter Energy Corporation Proxy Statement – Page 24

Further, in the Second Amendment, MAB waived all past due amounts and all claims against PetroHunter (including the due date for the balance of $0.3 million owed to MAB out of the above-described $0.5 million payment, which is now due on or before February 1, 2008).

The net effect of the reduction of debt and issuance of our common shares in the Second Amendment will result in a net benefit to us of $3.2 million and will be reflected as additional paid-in-capital during the first fiscal quarter ending December 31, 2007. Monthly payments on the revised promissory note in the amount of $2.0 million commence February 1, 2008, and will be paid in full in two years.

Under the terms of the Third Amendment, effective December 31, 2007, the note payable to MAB was reduced: (a) by $0.4 million for our release of MAB’s obligation to pay the equivalent amount as guarantor of the performance of Galaxy Energy Corporation under the subordinated unsecured promissory note dated August 31, 2007; and (b) by $0.2 million for MAB assuming certain obligations of Paleo, which Paleo owed to the Company.

Officers

During the years ended September 30, 2007 and 2006, we incurred consulting fees related to services provided by our officers in the aggregate amounts of $0.3 million and $0.5 million, respectively, as follows:  David E. Brody ($200,000 – 2007), Charles B. Crowell ($155,250 – 2007), Kelly H. Nelson ($155,000 - 2006), Carmen J. Lotito ($125,000 - 2006), and Garry Lavold ($211,650 - 2006).  Amounts paid to Messrs Brody and Crowell are reflected as “Salary” in the Summary Compensation Table on page 13.

Falcon Oil & Gas Ltd.

Falcon Oil & Gas Ltd. (“Falcon”) is the lessee of approximately 13,595 square feet of office space at 1875 Lawrence Street, Suite 1400, Denver, Colorado, pursuant to the terms of a lease that expires June 30, 2011.  Effective June 1, 2006, we began sharing the offices with Falcon, and sharing the costs of the office space, cost of equipment, furniture, office operating costs, administrative staff, and related expenses on a 50/50 basis.  Several of the consultants and employees of Falcon and the Company who work in the shared space perform services for both companies pursuant to separate agreements - that is, each consultant or employee who performs work for both companies does so pursuant to separate agreements, which define the scope of work for each company and which do not combine such work under one agreement.  At September 30, 2007, we owed Falcon $0.5 million and at September 30, 2006, Falcon owed us $0.2 million for Falcon’s share of cost incurred pursuant to the sharing arrangement.

Marc A. Bruner is the President, Chief Executive Officer, and Chairman of the Board of Falcon.  Our Vice President, General Counsel and Secretary, David E. Brody, is the Corporate Secretary and General Counsel of Falcon.

Galaxy Energy Corporation

In July 2006, Galaxy Energy Corporation (“Galaxy”) used a drilling rig under contract to us.  At September 30, 2006, Galaxy owed us $712,830 for reimbursement for charges paid to a drilling company for Galaxy’s use of the rig.  Galaxy paid us $703,970 during the quarter ended December 31, 2006 and the remaining $8,860 in January 2007.

On December 29, 2006, the Company entered into a purchase and sale agreement (the “Galaxy PSA”) with Galaxy Energy Corporation (“Galaxy”) and its wholly- owned subsidiary, Dolphin Energy Corporation (“Dolphin”). Pursuant to the Galaxy PSA, the Company agreed to purchase all of Galaxy’s

PetroHunter Energy Corporation Proxy Statement – Page 25

and Dolphin’s oil and gas interests in the Powder River Basin of Wyoming and Montana(the “Powder River Basin Assets”).

The purchase price for Powder River Basin Assets was $45.0 million, with $20.0 million to be paid in cash and $25.0 million to be paid in shares of the Company’s common stock. Closing of the transaction was subject to approval by Galaxy’s secured noteholders, approval of all matters by our Board of Directors, including the Company obtaining outside financing on terms acceptable to our Board of Directors, and various other terms and conditions. Pursuant to successive monthly amendments to the Galaxy PSA, either party could terminate the agreement if closing had not occurred by August 31, 2007.

In January 2007, we paid a $2.0 million earnest money deposit to Galaxy, which was due under the terms of the agreement. In the event the closing did not occur for any reason other than a material breach by us, the deposit was to convert into a promissory note (the “Galaxy Note”), payable to us, as an unsecured subordinated debt of both Galaxy and Dolphin, which was to be payable only after repayment of Galaxy’s and Dolphin’s senior indebtedness.

We became the contract operator of the Powder River Basin Assets beginning January 1, 2007. At closing, the operating expenses incurred by us as the contract operator were to be credited toward the purchase price, or if closing did not occur, would be added to the principal amount of the Galaxy Note.

On March 21, 2007, we entered into a partial assignment of contract and guarantee (the “Assignment”) with MAB. Pursuant to the Assignment, we assigned MAB our right to purchase an undivided 45% interest in oil and gas interests in the Powder River Basin Assets. As consideration for the Assignment, MAB assumed our obligation under the Galaxy PSA to pay Galaxy $25.0 million in PetroHunter common stock. MAB also agreed to indemnify us against costs relating to or arising out of the termination or breach of the Galaxy PSA by Galaxy or Dolphin, and MAB agreed to guarantee the payment of principal and interest due to us under the Galaxy Note in the event the Galaxy PSA did not close.

The Galaxy PSA expired by its terms on August 31, 2007. We obtained the Galaxy Note in the amount of $2.5 million, which consisted of the $2.0 million earnest deposit plus a portion of operating costs paid by us and which was due upon the later of (i) the date upon which all of Galaxy’s senior indebtedness has been paid in full and (ii) December 29, 2007. As discussed above, MAB was guarantor of the Galaxy Note. The Galaxy Note was paid by MAB in November 2007 (by the terms of the Second Amendment to the Consulting Agreement and in December 2007 by the terms of the Third Amendment to the Consulting Agreement) by offsetting it against the MAB Note (see discussion under “MAB Resources LLC”, above).

Global Project Finance AG

On January 9, 2007, we entered into a Credit and Security Agreement (the “January 2007 Credit Facility”) with Global Project Finance, AG (“Global”) for mezzanine financing in the amount of $15.0 million. The January 2007 Credit Facility is collateralized by a first perfected lien on certain oil and gas properties and other assets of the Company and interest accrues at an annual rate of 6.75% over the prime rate. Interest is payable in arrears on the last day of each quarter beginning March 31, 2007. Principal payments commence at the end of the first quarter, 18 months following the date of the agreement or September 30, 2008. Principal payments shall be made in such amounts as may be agreed upon by us and Global on the then outstanding principal balance in order to repay the balance by the maturity date, July 9, 2009. We may prepay the balance in whole or in part without penalty or notice and we may terminate the facility with 30 days written notice. In the event that we sell any interest in the oil and gas properties that compromise the collateral, a mandatory prepayment is due in the amount equal to such sales proceeds, not to exceed the balance due under the January 2007 Credit Facility.

PetroHunter Energy Corporation Proxy Statement – Page 26

The terms of the January 2007 Credit Facility provide for the issuance of 1.0 million warrants to purchase 1.0 million shares of the Company’s common stock upon execution of the January 2007 Credit Facility, and an additional 200,000 warrants, for each $1.0 million draw of funds from the credit facility up to the total amount available under the facility, $15.0 million. The warrants are exercisable until January 9, 2012. The exercise price of the warrants is equal to 120% of the weighted-average price of the Company’s stock for the 30 days immediately prior to each warrant issuance date. Prices range from $1.30 to $2.10 per warrant. The fair value of the warrants was estimated as of each respective issue date under the Black-Scholes pricing model with the following assumptions: (i) the common stock price at market price on the date of issue; (ii) zero dividends; (iii) expected volatility of 69.2% to 71.4%; (iv) a risk-free interest rate ranging from 4.5% to 4.75%; and (v) an expected life of 2.5 years. The fair value of the warrants of $2.2 million was recorded as a discount to the credit facility and is being amortized over the life of the note. The unamortized portion of the discount is offset against the long-term notes payable on the consolidated balance sheet. We pay an advance fee (the “Advance Fee”) of 1% of all amounts drawn against the facility. In 2007, the advance fee related to the original January 2007 Credit Facility was recorded as deferred financing fees, totaled $0.2 million and is being amortized to interest expense over the life of the January 2007 Credit Facility.

Global and its controlling shareholder were shareholders of the Company prior to entering into the January 2007 Credit Facility. The initial draw from the January 2007 Credit Facility of $1.5 million was converted from the convertible note offering discussed below. As of September 30, 2007, the Company has drawn the total $15.0 million available under the January 2007 Credit Facility.

On May 21, 2007, the Company entered into a second Credit and Security Agreement with Global (the “May 2007 Credit Facility”). Under the May 2007 Credit Facility, Global agreed to use its best efforts to advance up to $60.0 million to us over the following 18 months. Interest on advances under the May 2007 Credit Facility accrues at 6.75% over the prime rate and is payable quarterly beginning June 30, 2007. We pay an advance fee of 2% on all amounts drawn under the May 2007 Credit Facility. The Company is to begin making principal payments on the loan beginning at the end of the first quarter following the end of the 18 month funding period, December 31, 2008. Payments shall be made in such amounts as may be agreed upon by us and Global on the then outstanding principal balance in order to repay the principal balance by the maturity date, November 21, 2009. The loan is collateralized by a first perfected security interest on the same properties and assets that are collateral for the January 2007 Credit Facility. We may prepay the balance in whole or in part without penalty or notice and we may terminate the facility with 30 days written notice. In the event that we sell any interest in the oil and gas properties that comprise the collateral, a mandatory prepayment is due in the amount equal to such sales proceeds, not to exceed the balance due under the May 2007 Credit Facility. As of September 30, 2007, $16.6 million has been advanced to us under this facility. The advance fee in the amount of $0.3 million was recorded as deferred financing costs, and is being amortized over the life of the May 2007 Credit Facility.

Global received warrants to purchase 2.0 million of the Company’s shares upon execution of the May 2007 Credit Facility and 0.4 million warrants for each $1.0 million advanced under the credit facility. The warrants are exercisable until May 21, 2012, at prices equal to 120% of the volume-weighted-average price of the Company’s common stock for the 30 days immediately preceding each warrant issuance date. Prices range from $0.31 to $1.39 per warrant. The fair value of the warrants was estimated as of each respective issue date under the Black-Scholes pricing model, with the following assumptions: (i) common stock based on the market price on the issue date; (ii) zero dividends; (iii) expected volatility of 69.2% to 71.8%; (iv) risk-free interest rate of 4.5% to 4.875%; and (v) expected life of 2.5 years. The fair value of the warrants issuable as of September 30, 2007, in the amount of $1.9 million for advances through September 30, 2007, was recorded as a discount to the note and is being amortized over the life of the note.

PetroHunter Energy Corporation Proxy Statement – Page 27

On May 12, 2007, the Company issued a “most favored nation” letter to Global which indicated that it would extend all the economic terms from the May 2007 Credit Facility retroactively to the January 2007 Credit Facility. On May 21, 2007, when the May 2007 Credit Facility was signed, the Company issued an additional 1.0 million warrants for the execution of the January 2007 Credit Facility and an additional 3.0 million warrants for the January 2007 Credit Facility based on the $15.0 million advanced under the January 2007 Credit Facility. The fair value of the warrants relating to this amendment totaled $0.6 million. The Company also recorded an additional $0.2 million in deferred financing costs which are being amortized over the life of the January 2007 Credit Facility. The most favored nation agreement did not extend the dates identified in the January 2007 Credit Facility; as a result, the additional deferred financing costs and loan discount are being amortized over the term of the January 2007 Credit Facility.

As of September 30, 2007, the Company would have beenin default of payments in the amount of $1.6 million, which consists of unpaid interest fees under the Credit Facilities, and the Company would have been out of compliance with various financial and debt covenants under the Global Credit Facilities as of September 30, 2007. However, prior to September 30, 2007, Global waived and released PetroHunter from any and all defaults, failures to perform, and any other failures to meet its obligations through October 1, 2008.

Global and its controlling shareholder, Christian Russenberger, were shareholders of the Company prior to entering into this Credit and Security Agreement

David E. Brody

Our Vice President, General Counsel and Secretary, David E. Brody, is a partner in the law firm of Patton Boggs LLP, where he has represented the Company since its inception.  Mr. Brody joined the Company in September 2006.  During the years ended September 30, 2007 and 2006, we incurred legal fees with Patton Boggs of $803,034 and $259,356, respectively.  Mr. Brody does not receive any part of the fees we pay to Patton Boggs.

Future Transactions

All future affiliated transactions will be made or entered into on terms that are no less favorable to us than those that can be obtained from any unaffiliated third party.  A majority of the independent, disinterested members of our board of directors will approve future affiliated transactions.

OTHER MATTERS

Quorum and Voting of Proxies

The presence, in person or by proxy, of a majority of the outstanding shares of Common Stock is necessary to constitute a quorum.  Stockholders voting, or abstaining from voting, by proxy on any issue will be counted as present for purposes of constituting a quorum.  If a quorum is present, the election of directors is determined by a plurality vote of the shares present at the Annual Meeting.  Any other matter presented at the Annual Meeting will be decided by a vote of the holders of a majority of the shares present at the meeting, unless the Articles of Incorporation or Bylaws of the Company, or any express provision of law, require a different vote.  If brokers do not receive instructions from beneficial owners as to the granting or withholding of proxies and may not or do not exercise discretionary power to grant a proxy with respect to such shares (a “broker non-vote”), shares not voted as a result will be counted as present, but not cast with respect to any proposal.  All proxies received by the Company in the form enclosed will be voted as specified and, in the absence of instructions to the contrary, will be voted for the

PetroHunter Energy Corporation Proxy Statement – Page 28

election of the director nominees named herein, and in the proxy holder’s discretion for all other matters that come before the Annual Meeting.  The Company does not know of any matters to be presented at the Annual Meeting other than those described herein.  However, if any other matters properly come before the Annual Meeting, it is the intention of the persons named in the enclosed proxy to vote the shares represented by them in accordance with their best judgment.

Stockholder Nominations and Proposals

Any stockholder who wishes to submit a proposal for inclusion in the proxy material for our 2009 Annual Meeting of Stockholders must comply with Rule 14a-8 under the Securities Exchange Act of 1934.  Under Rule 14a-8, such proposal must be submitted to the Secretary of PetroHunter at the address indicated on the cover page of this proxy statement, so that the Secretary receives it no later than October 8, 2008.  However, if the date of the 2009 Annual Meeting of Stockholders is more than 30 days from April 7, 2009, the deadline is a reasonable time prior to our printing of the proxy materials, which deadline will be communicated to the stockholders in our public filings.

In addition, our Bylaws provide that only such business as is properly brought before the Annual Meeting will be conducted.  For business to be properly brought before the meeting or for nominations of persons for election to the Board of Directors to be properly made at the Annual Meeting by a stockholder and not included in our proxy statement for such meeting, notice must be received by the Secretary of PetroHunter at the address indicated on the cover page not earlier than the close of business on December 8, 2008 and not  later  than the close of business on January 7, 2009; provided that in the event that the date of the 2009 annual  meeting is more than 30 days before or more than 60 days after April 7, 2009, such notice must be so delivered not earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual  meeting or the 10th day following the day on which public announcement of the date of such meeting is first made by PetroHunter.  On request, the Secretary of PetroHunter will provide detailed instructions for submitting proposals or nominations.  A copy of the Bylaws may also be obtained upon request from the Secretary of PetroHunter.

PetroHunter Energy Corporation Proxy Statement – Page 29

PROXY – PETROHUNTER ENERGY CORPORATION

THIS PROXY IS SOLICITED ON BEHALF OF
THE BOARD OF DIRECTORS OF PETROHUNTER ENERGY CORPORATION

Charles B. Crowell and David E. Brody, or any of them, each with the power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the annual meeting of stockholders to be held on April 7, 2008, and any adjournments thereof.

This proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder.  If no directions are given, this proxy will be voted FOR the nominees listed below.  The proxy holders named above will vote in their discretion on any other matter that may properly come before the meeting.

1.	ELECTION OF DIRECTORS - The Board of Directors recommends a vote FOR the listed nominees.
	FOR	WITHHOLD		FOR	WITHHOLD
Charles B. Crowell	[ ]	[ ]	Matthew R. Silverman	[ ]	[ ]
Carmen J. Lotito	[ ]	[ ]	Anthony K. Yeats	[ ]	[ ]
Martin B. Oring	[ ]	[ ]

2.	In their discretion, to transact such other business as may properly come before the meeting and any adjournments thereof.

AUTHORIZED SIGNATURES - SIGN HERE - THIS SECTION MUST BE COMPLETED FOR YOUR INSTRUCTIONS TO BE EXECUTED.

NOTE:  Please sign your name(s) EXACTLY as your name(s) appear(s) on the proxy.  All joint holders must sign.  When signing as attorney, trustee, executor, administrator, guardian or corporate  officer, please provide your FULL title.

Signature 1 – Please keep Signature within the box	Signature 2 – Please keep Signature within the box	Date (mm/dd/yyyy)
[_________________________]	[_________________________]	[______/________/________]

Please mark, sign, date and return this proxy promptly using any one of the following methods:
•	By enclosing this proxy in the return envelope provided and mailing it.
•	By faxing this proxy to (303) _________________.
•	By scanning this proxy and emailing it to kwhitejohnson@petrohunter.com.